The shareholders of MFS Investment Grade Municipal Trust (the Trust), held an annual meeting of shareholders on October 9, 2008. Shareholders represented in person or by proxy voted as follows:

Proposal 2:  To approve an Amended and Restated Declaration of Trust.


                                                                           % of
                                                                    Outstanding
                                                                         Shares
                                                                            For
Votes For                     Votes Against              Votes Abstain


6,106,400.089934              253,688.896351             308,755.998930   53.06%



Preferred Shares


2,165.265800                  184.803000                 49.931200        90.22%


Proposal 3: To amend or remove certain fundamental investment policies of the Trust.

5,992,906.993247              332,585.888203             343,352.103765   52.07%



Preferred Shares

2,190.087500                  157.398400                 52.514100        91.25%